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                                                                     EXHIBIT 4.5

NEITHER THIS NOTE NOR ANY STOCK ISSUED UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") OR ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS (THE "STATE LAWS"), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION UNDER THE ACT AND STATE LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER.

                           CONVERTIBLE PROMISSORY NOTE


April 3, 2000                                                         $1,000,000


                   AER ENERGY RESOURCES, INC., a Georgia corporation (the "Company"), hereby promises to pay to the order of FW AER II, L.P., a Delaware limited partnership (together with any subsequent holder of this Note, the "Holder"), the principal amount of ONE MILLION AND NO/100 DOLLARS ($1,000,000.00), together with interest thereon calculated from the date hereof in accordance with the provisions of this Note. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in Section 7.

                  1.       Payment of Interest.

                  1.1 Computation and Payment of Interest. Interest on the unpaid principal amount of this Note outstanding from time to time shall accrue on a daily basis at a rate per annum equal to the Prime Rate (as defined below) plus four percent (4.0%) and shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed in the period during which it accrues. On and after the occurrence and during the continuance of an Event of Default, at the option of the Holder, interest on the unpaid principal amount of this Note outstanding from time to time shall accrue on a daily basis at a rate per annum equal to the Prime Rate plus six percent (6.0%) (the "Default Rate").

                  Accrued interest shall be due and payable quarterly in arrears on the first day of January, April, July and October of each year, commencing July 1, 2000. Accrued interest also shall be due and payable on the date of any voluntary or mandatory prepayment of this Note, at maturity, whether by acceleration or otherwise, and on the date of any conversion of this Note pursuant to Section 5. Interest payable after maturity of this Note (by acceleration or otherwise) shall be payable upon demand.

                  As used herein, "Prime Rate" means the rate of interest publicly announced from time to time by Bank of America, Atlanta, Georgia, as its "Prime Rate" or "Base Rate" for commercial loans made by such bank. The interest rate hereunder shall be adjusted on the effective date of any change in the Prime Rate to reflect the Prime Rate then in effect. In the event that such bank ceases to publish a "Prime Rate" or "Base Rate" for its commercial loans, the Holder may specify an alternate source for the Prime Rate by delivering written notice thereof to the Company.

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                  1.2      Interest Laws. Notwithstanding any provision to the
contrary contained in this Note, the Company shall not be required to pay, and the Holder shall not be permitted to collect, any amount of interest in excess of the maximum amount of interest permitted by law ("Excess Interest"). If any Excess Interest is provided for or determined by a court of competent jurisdiction to have been provided for in this Note, then in such event: (a) the provisions of this Section 1.2 shall govern and control; (b) the Company shall not be obligated to pay any Excess Interest; (c) any Excess Interest that the Holder may have received hereunder shall be, at the Holder's option, (i) applied as a credit against the outstanding principal balance of this Note or accrued and unpaid interest (not to exceed the maximum amount permitted by law), (ii) refunded to the Company, or (iii) any combination of the foregoing; (d) the interest rate provided for herein shall be automatically reduced to the maximum lawful rate allowed from time to time under applicable law (the "Maximum Rate"), and this Note shall be deemed to have been and shall be, reformed and modified to reflect such reduction; and (e) the Company shall not have any action against the Holder for any damages arising out of the payment or collection of any Excess Interest. Notwithstanding the foregoing, if for any period of time interest on this Note is calculated at the Maximum Rate rather than the applicable rate under this Note, and thereafter such applicable rate becomes less than the Maximum Rate, the rate of interest payable on this Note shall remain at the Maximum Rate until the Holder shall have received the amount of interest which the Holder would have received during such period on this Note had the rate of interest not been limited to the Maximum Rate during such period.

                  2.       Payment of Principal.

                  2.1 Scheduled Payment. The Company shall pay in full the outstanding principal amount of this Note to the Holder on March 30, 2002 (the "Maturity Date").

                  2.2 Voluntary Prepayments. The Company may prepay the principal amount of this Note in whole only upon not less than ten (10) days' prior written notice to the Holder; provided, however, that the Company may not prepay this Note after the date that the Company receives a notice of conversion of this Note pursuant to Section 5 notwithstanding that the Company may have previously delivered a notice of prepayment to the Holder, and upon delivery of any such notice of conversion, all outstanding notices of prepayment (regardless of when delivered) shall be deemed automatically rescinded. The Company may not prepay the principal amount of this Note in part.

                  2.3 Mandatory Prepayment. Upon the closing of any Equity Issuance, the Holder may require the Company to apply all or any portion of the Net Proceeds of such Equity Issuance in prepayment of the outstanding principal amount of this Note (or portion thereof); provided, however, in the event that the holder of the Other Note requires the Company to apply all of any portion of such Net Proceeds in prepayment of the Other Note and the amount of such Net Proceeds is less than the aggregate principal of this Note and the Other Note to be prepaid, then such Net Proceeds shall be applied pro rata in prepayment of this Note and the Other Note based on the relative amounts of principal as to which the Holder and the holder of the Other Note require prepayment in connection with such Equity Issuance.

                  3.       Manner and Time of Payment.

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                  3.1      Payment in Same Day Funds. All payments by the
Company with respect to this Note shall be made without deduction, defense, setoff or counterclaim and in same day funds and delivered to the Holder by wire transfer to such account as the Holder may designate from time to time. The Company shall receive credit for such funds on the date received if such funds are received by the Holder by 2:00 p.m. (Atlanta, Georgia time) on such day. In the absence of timely receipt, such funds shall be deemed to have been paid by the Company on the next succeeding Business Day.

                  3.2 Payment on Non-Business Days. If any payment on this Note shall become due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in computing any interest due in connection with such payment.

                  4.       Events of Default.

                  4.1 Definition. For purposes of this Note, an "Event of Default" shall be deemed to have occurred:

                  (a) if the Company fails to pay any interest then accrued and payable with respect to this Note (and such failure continues for a period of five (5) days after notice thereof to the Company);

                  (b) if the Company fails to pay any principal on this Note when due (and such failure continues for a period of five (5) days after notice thereof to the Company);

                  (c) if the Company breaches or otherwise fails to perform or observe any covenant or agreement contained in this Note and such failure to perform or observe is not cured within ten (10) days after the Company receives notice of the occurrence thereof;

                  (d) if the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company bankrupt or insolvent; or any order for relief with respect to the Company is entered under the United States Bankruptcy Code; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company, or of any substantial part of the assets of the Company, or commences any proceeding relating to the Company under any bankruptcy reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiesces therein or (ii) such petition, application or proceeding is not dismissed within sixty (60) days;

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                  (e)      if any money judgment, writ or warrant of attachment,
         or similar process is entered or filed against the Company or any of its assets, and remains undischarged, unvacated, unbonded and unstayed for a period of thirty (30) days; or

                  (f) if any order, judgment or decree is entered against the Company decreeing the dissolution or split up of the Company and such order remains undischarged or unstayed for a period in excess of twenty (20) days.

                  4.2      Consequences of Event of Default.

                  (a)      If an Event of Default of the type described in
Section 4.1(d) has occurred, the entire outstanding principal amount of this Note, plus all accrued interest thereon, shall automatically become immediately due and payable, without any demand or other action on the part of the Holder.

                  (b) If any Event of Default other than of the type described in Section 4.1(d) has occurred, the Holder may declare (by written notice delivered to the Company) all or any portion of the outstanding principal amount of this Note, plus all accrued interest thereon, due and payable and demand immediate payment of all or any portion of the outstanding principal amount of this Note, plus all accrued interest thereon. The Holder shall also have any other rights which the Holder may have been afforded under any contract or agreement at any time and any other rights which the Holder may have pursuant to applicable law.

                  5.       Conversion.

                  5.1 Conversion Option. If on or prior to the Maturity Date, the Company consummates an Equity Issuance, then, provided that the Holder is at that time an "accredited investor" as defined in Regulation D promulgated under the Act, the Holder shall have the right, on the effective date of such Equity Issuance, to convert the outstanding principal amount of this Note, in whole or in part, to shares of the equity securities issued by the Company in such Equity Issuance. If more than one class or series of shares of equity securities are issued in such Equity Issuance, then the Holder may elect to receive in such conversion any one or more of such classes or series of securities. Upon any such conversion, the Company shall issue to the Holder the number of shares of each class or series of such equity securities that the Holder elects to receive, as determined in accordance with the following formula:


                           N =      O
                                    -
                                    P

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         where:

         N = the number of shares of such class or series of equity securities to be issued to the Holder upon such conversion

         O = the outstanding principal amount of this Note to be converted into such class or series

         P = the lowest price per share of such class or series of equity securities issued to any Person other than the Holder in connection with such Equity Issuance

                  5.2 Manner of Conversion. The Holder may exercise the right to convert this Note pursuant to Section 5.1 by delivering written notice of such exercise to the Company, which notice shall specify the portion of the principal balance of this Note as to which the Holder elects such conversion and the class(es) or series of securities to be received upon such conversion. Such notice may be delivered to the Company at any time prior to the closing of the Equity Issuance. In the event that the Holder exercises such conversion option, then at the closing of the Equity Issuance, the Company shall deliver to the Holder or to such other Person as the Holder shall designate in its notice of conversion one or more certificates evidencing the shares of equity securities into which this Note (or portion) is converted, which certificate(s) shall be in the name of the Holder or such other Person as the Holder shall designate in its notice of exercise and, in the case of a partial conversion, a new note in the amount of the unconverted principal balance hereof. In exchange for such certificate(s) and any such new note, the Holder shall deliver to the Company the original of this Note. On the date of any such conversion, the Company shall pay to the Holder in cash, all accrued but unpaid interest on the portion of the principal amount of this Note that is so converted.

                  5.3 Notice of Equity Issuance. Not less than ten (10) days prior to the expected closing date of any Equity Issuance, the Company shall deliver to the Holder written notice of such Equity Issuance, which notice shall set forth the material terms of such Equity Issuance and the expected closing date thereof.

                  6.       Miscellaneous Provisions.

                  6.1 Waiver of Demand and Notice. The Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

                  6.2 Governing Law. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Georgia, without giving effect to provisions thereof regarding conflict of laws.

                  6.3 Consent to Jurisdiction and Service of Process. The Company and, by its acceptance hereof, the Holder hereby consent to the jurisdiction of any state or federal court located in Atlanta, Georgia and irrevocably agree that subject to the Holder's election, all actions or

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proceedings arising out of or relating to this Note shall be litigated in such courts. The Company accepts for itself and in connection with its properties, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waives any defense of forum non conveniens, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note.

                  6.4 Expenses and Attorneys' Fees. The Company shall promptly reimburse the Holder for all fees, costs and expenses (including reasonable attorneys' fees) incurred by the Holder in any action to enforce this Note or to collect any payments due from the Company under this Note.

                  6.5 Notices. Unless otherwise specifically provided herein, any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, sent by facsimile, telex or overnight courier service or United States mail and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy or telex, on the date of transmission if transmitted on a Business Day before 4:00 p.m. (Atlanta, Georgia time) or, if not, on the next succeeding Business Day; (c) if delivered by overnight courier, one (1) Business Day after delivery to such courier properly addressed; or (d) if by U.S. Mail, four (4) Business Days after depositing in the United States mail, with postage prepaid and properly addressed.

                  Notices shall be addressed as follows:

                  If to the Company:        AER Energy Resources, Inc.
                                            4600 Highlands Parkway
                                            Suite G
                                            Smyrna, Georgia 30082
                                            Attention: President
                                            Facsimile No.: 770 433-2286

                  If to the Holder:         FW AER II, L.P.
                                            201 Main Street
                                            Suite 2600
                                            Ft. Worth, Texas 76102
                                            Attention:  Vice President and
                                            Controller
                                            Facsimile No.: 817 338-2067

                  with a copy to:           David G. Brown
                                            c/o Arbor Investors
                                            2775 Sand Hill Road
                                            Suite 220
                                            Menlo Park, California 94025
                                            Facsimile No.: 650 234-0525

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or to such other address as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section
6.5. A notice not given as provided above shall, if it is in writing, be deemed given if and when actually received by the party to whom given.

                  6.6 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Note are cumulative to, and not exclusive of, any rights or remedies otherwise available.

                  6.7 Severability. The invalidity, illegality or unenforceability in any jurisdiction of any provision in or obligation under this Note shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Note or of such provision or obligation in any other jurisdiction.

                  6.8 Headings. Section and subsection headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose or be given any substantive effect.

                  6.9 Assignments and Participations. Subject to the requirements of the Act and the State Laws, the Holder may assign its rights under this Note and further may assign, or sell participations in, all or any part of this Note to any other Person or Persons. Prior to the effective date of any assignment of this Note, the Holder shall deliver to the Company written notice of such assignment, which notice shall specify the identity of the assignee.

                  7. Definitions. The following terms used in this Note shall have the following meanings:

                  "Business Day" means a day other than Saturday, Sunday or a bank or legal holiday under the laws of the State of Georgia.

                  "Conversion Option" means the option of the Holder, pursuant to Section 5, to convert all or a portion of the unpaid principal and interest hereunder into equity securities of the Company.

                  "Equity Issuance" means the public or private issuance by the Company of equity securities in the Company to any Person.

                  "Event of Default" means each of the events set forth in
         Section 4.1.

                  "Net Proceeds" means, with respect to any Equity Issuance, the sale proceeds received by the Company in such Equity Issuance, net of underwriting fees, commissions and discounts.

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                  "Other Note" means the Convertible Promissory Note of even date herewith, in the principal amount of $1,000,000, made and executed by the Company in favor of The Kindt-Collins Company, as such Note may be replaced or exchanged from time to time.

                  "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, joint ventures, associations, trusts, business trusts or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

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                  IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first written above.

                                   AER ENERGY RESOURCES, INC.


                     By: /s/ R. Dennis Bentz
                        ------------------------------------------------------
                        Name: R. Dennis Bentz
                        Title: Vice President, Product and Process Development


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